Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

August 24, 2006

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Re:	Duke Realty Limited Partnership — Automatic Shelf Registration Statement on Form S-3 (Registration Statement No. 333-136173-01), filed with the Securities and Exchange Commission on July 31, 2006

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”), in connection with the Duke Entities’ filing of the above referenced automatic shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Operating Partnership’s issuance of $250 million in aggregate principal amount of its 5.625% Senior Notes Due 2011 (the “2011 Notes”) and $450 million in aggregate principal amount of its 5.95% Senior Notes Due 2017 (the “2017 Notes,” and, together with the 2011 Notes, the “Notes”), pursuant to the prospectus, dated July 31, 2006 (the “Prospectus”), included in the Registration Statement, and the Operating Partnership’s related final prospectus supplement, dated August 17, 2006 (the “Prospectus Supplement”). The 2011 Notes were issued under the Indenture, dated as of July 28, 2006 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 24, 2006 (the “First Supplemental Indenture”), by and between the Operating Partnership and J.P. Morgan Trust Company, National Association, as Trustee (the “Trustee”). The 2017 Notes were issued under the Indenture, as supplemented by the Second Supplemental Indenture, dated as of August 24, 2006 (the “Second Supplemental Indenture,” and, together with the First Supplemental Indenture, the “Supplemental Indentures”), by and between the Operating Partnership and the Trustee. The Notes are being issued and sold to the underwriters (the “Underwriters”) pursuant to the Terms Agreement, dated as of August 17, 2006 (including the terms of the related Underwriting Agreement, dated as of August 17, 2006, and attached as Annex A thereto and made a part thereof, the “Terms Agreement”), by and among the Operating Partnership, the Company and the

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Underwriters. The Terms Agreement, the Indenture, the Supplemental Indentures and the Notes collectively are referred to herein as the “Transaction Documents.”

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and the organizational documents of the Duke Entities, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke Entities, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Duke Entities in connection with the issuance of the Notes, including, without limitation, the Transaction Documents, certificates and statements of responsible officers of the Duke Entities, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of New York that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Transaction Documents, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1)                 upon due execution of the 2011 Notes by the Operating Partnership, due authentication thereof by the Trustee in accordance with the Indenture, as supplemented by the First Supplemental Indenture, and issuance and delivery thereof against payment therefor as provided in the Terms Agreement, the 2011 Notes will be validly issued and will constitute legally binding obligations of the Operating Partnership entitled to the benefits of the Indenture, as supplemented by the First Supplemental Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(2)                 upon due execution of the 2017 Notes by the Operating Partnership, due authentication thereof by the Trustee in accordance with the Indenture, as supplemented by the Second Supplemental Indenture, and issuance and delivery thereof against payment therefor as provided in the Terms Agreement, the 2017 Notes will be validly issued and will constitute legally binding obligations of the Operating Partnership entitled to the benefits of the Indenture, as supplemented by the Second Supplemental Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinions rendered by us consist of those matters set forth in the paragraphs numbered (1) and (2) above, and no opinion may be implied or inferred beyond the opinions expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
Partner